Exhibit 10.63

Execution Version

AIRCRAFT TIME SHARING AGREEMENT

          THIS TIME SHARING AGREEMENT (this “Agreement”) is entered into on February 22, 2011, by X.L. America, Inc., a Delaware corporation, (“XL”) and Michael S. McGavick, a U.S. citizen and resident of Bermuda (“Lessee”).

BACKGROUND

A. Wilmington Trust Company (“WTC”) is the registered owner of undivided interests in a Raytheon Hawker 800XP aircraft, bearing Manufacturer’s Serial Number 258452 and the United States Federal Aviation Administration (“FAA”) Registration Number N852QS (the “Hawker Aircraft”) and a Gulfstream IV-SP aircraft, bearing Manufacturer’s Serial Number 1392 and the FAA Registration Number N492QS (the “Gulfstream Aircraft”).

B. XL entered into a Trust Agreement, dated March 20, 2001, as supplemented, with WTC, pursuant to which WTC entered into the following agreements (collectively, “Operative Agreements”) not in its individual capacity but solely as owner trustee on XL’s behalf, which enables XL to conduct operations under Federal Aviation Regulations (“FAR”) Part 91, Subpart K in accordance with such agreements:

          1 A Fractional Ownership Program Management Services Agreement, dated March 8, 2006, (the “Hawker Management Agreement”) and subsequently amended, with NetJets International, Inc. (“NetJets”) under which, inter alia, NetJets manages the Hawker Aircraft and provides a fully qualified crew to XL in accordance with FAR Part 91, Subpart K;

          2. A Master Dry-Lease Aircraft Exchange Agreement, dated March 8, 2006, (the “Hawker Exchange Agreement”) with NetJets under which NetJets administers a dry-lease aircraft exchange program pursuant to which XL may use other aircraft managed by NetJets under FAR Part 91, Subpart K and other participants may use the Hawker Aircraft;

          3. A Management Agreement, dated March 22, 2001, (the “Gulfstream Management Agreement”) with NetJets (f/k/a Executive Jet International, Inc.), under which, pursuant to a Letter Agreement on Aircraft Substitution dated September 15, 2003, and a Renewal Amendment dated March 8, 2006, NetJets agrees to manage the Gulfstream Aircraft, and pursuant to which NetJets in fact manages the Gulfstream Aircraft in accordance with FAR Part 91, Subpart K; and

          4. A Master Interchange Agreement, dated March 22, 2001, (the “Gulfstream Interchange Agreement”) with NetJets pursuant to which XL participates in an interchange arrangement in which XL may operate other aircraft managed by NetJets and other participants may use the Gulfstream Aircraft.

C. FAR Section 91.501(b)(10) authorizes fractional program operations under Subpart K, including time sharing agreements permitted by Section 91.501(b)(6).

D. From time to time, XL, as operator, may desire to lease the Hawker Aircraft, the Gulfstream Aircraft, or another aircraft available to XL under the Hawker Exchange Agreement or the Gulfstream Interchange Agreement (collectively, the “Aircraft” and, individually, an “Aircraft”) and provide fully qualified crews for Lessee’s personal travel at XL’s discretion on a time sharing basis as defined in FAR Section 91.501(c)(1) and in accordance with Section 91.501(b)(6), (b)(10), and (d).

NOW, THEREFORE, the parties agree as follows:

1. Subject to the terms and conditions of this Agreement, XL agrees to lease the Aircraft to Lessee for Lessee’s use at Lessee’s discretion (subject to the limitations in Section 11) pursuant to the provisions of FAR Section 91.501(b)(6), (b)(10), (c)(1) and (d) and to provide a fully qualified flight crew, pursuant to either the Hawker Management Agreement or the Gulfstream Management Agreement, for all operations for flights scheduled in accordance with the terms of this Agreement during the period commencing on the date of this Agreement and terminating on the earlier of (a) the termination of this Agreement by consent of XL and Lessee, (b) the date of Lessee’s termination of employment with XL’s parent company XL Group plc, and (c) the date of Lessee’s death. XL shall have the right to add or substitute aircraft of similar type, quality, and equipment, and to remove aircraft from the fleet, from time to time, during the term of this Agreement. XL shall notify Lessee of any addition, substitution, or removal of aircraft from its fleet of aircraft subject to this Agreement. In the case of any such addition, substitution, or removal of aircraft, references herein to the term “Aircraft” shall include any such added or substituted aircraft and shall cease to include removed aircraft, and references to any or all of the “Operative Agreements” shall include the corresponding agreements with respect to such added or substituted aircraft and shall cease to include such agreements with respect to removed aircraft.

2. Lessee shall pay XL for each flight conducted under this Agreement the greater of the following two amounts:

(a)

the amount of incremental costs as determined by XL that otherwise would be required to be reported as a perquisite with respect to such flight on the Form 10-K or proxy statement, as the case may be, of XL’s parent company, XL Group plc, pursuant to federal securities laws, including without limitation Item 402 of Regulation S-K as promulgated by the U.S. Securities Exchange Commission, as it may be amended from time to time, and

(b)

the amount that must otherwise be reported for federal income tax purposes as a taxable fringe benefit with respect to the flight based on Standard Industry Fare Level (“SIFL”) rates pursuant to Treasury Regulation Section 1.61-21(g).

Notwithstanding the foregoing, Lessee’s payment to XL for any flight shall not exceed the actual expenses of that specific flight as authorized by FAR Section 91.501(d) as in effect from time to time. On the date of this Agreement these expenses include and are limited to:

(a)	fuel, oil, lubricants and other additives;

(b)	travel expenses of the crew, including food, lodging and ground transportation;

(c)	hangar and tie down costs away from the Aircraft’s base of operation;

(d)	insurance obtained for the specific flight;

(e)	landing fees, airport taxes and similar assessments;

(f)	customs, foreign permit and similar fees directly related to the flight;

(g)	in-flight food and beverages;

(h)	passenger ground transportation;

(i)	flight planning and weather contract services;

(j)	an additional charge equal to one hundred percent (100%) of the expenses listed in clause (a) above.

3. XL will pay all expenses related to the operation of each Aircraft when incurred and will provide monthly invoices to Lessee for the amount provided in Section 2 above. Lessee shall pay XL the amount provided in Section 2 above within thirty (30) days after receipt of the related invoice.

4. In the event that Lessee desires to use the Aircraft pursuant to this Agreement, Lessee will so notify XL no later than 14 hours before proposed flight departure, and will provide XL with requests for flight time and proposed flight schedules as far as possible in advance of any given flight. Requests for flight time shall be in a form, whether oral or written, mutually convenient to and agreed upon by XL and Lessee.

5. XL shall have sole and exclusive authority over the scheduling of the Aircraft, including which Aircraft is used for any particular flight.

6. XL shall provide to Lessee, pursuant to either the Hawker Management Agreement or the Gulfstream Management Agreement, a fully qualified flight crew for each flight undertaken under this Agreement. In accordance with applicable FARs, the fully qualified crew will exercise all of its duties and responsibilities with respect to the safety of each flight conducted under this Agreement. Lessee agrees that the pilot-in-command shall have the final and complete authority, in his/her sole discretion, to terminate any flight, refuse to commence any flight, or take other action, for any reason or condition, that, in the considered judgment of the pilot-in-command, is necessitated by considerations of safety; provided, however, that XL shall have and exercise exclusive operational control of the Aircraft during all phases of all flights performed under this Agreement, including, without limitation, all flights during which Lessee, and/or his or her guests or designees, are on-board the Aircraft. Without limiting the generality of Section 6, no such action of the pilot-in-command shall create or support any liability for loss, injury, damage, or delay to Lessee or any other person.

7. The XL and Lessee agree that XL shall not be liable to Lessee or any other person for loss, injury, or damage occasioned by the delay or failure to furnish the Aircraft with crew pursuant to this Agreement for any reason.

8. Consistent with XL’s operational control responsibilities set forth in Section 6, XL shall be solely responsible for causing NetJets to secure maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft.

9. XL shall be solely responsible for causing NetJets to maintain in full force and effect throughout the term of this Agreement aircraft liability insurance in respect of the Aircraft in an amount consistent with the terms of the Operative Agreements. XL shall cause NetJets to have Lessee named as an additional insured on such liability policy. The liability insurance policies on which Lessee is named an additional insured shall provide that as to Lessee coverage shall not be invalidated or adversely affected by any action or inaction, omission or misrepresentation by XL or any other person. The risk of loss during the period when any Aircraft is operated on behalf of Lessee under this Agreement shall remain with XL, and XL will retain all rights and benefits with respect to the proceeds payable under policies of hull insurance maintained by or for XL that may be payable as a result of any incident or occurrence while an Aircraft is being operated on behalf of Lessee under this Agreement. Any hull insurance maintained by XL or NetJets on any Aircraft used by Lessee under this Agreement shall include a waiver of any rights of subrogation of the insurers against Lessee.

10. A copy of this Agreement shall be delivered to and held by NetJets and made available for review upon request of the FAA.

11. Lessee represents, warrants and covenants to XL that:

(a)	He will use each Aircraft pursuant to this Agreement for and on his own account only; only his spouse and immediate family members may accompany him pursuant to this Agreement on flights on the Aircraft; and he will not use any Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire;

(b)

He shall refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, and he shall not attempt to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c)

During the term of this Agreement, he will abide by and conform to all such laws, governmental, and airport orders, rules and regulations as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time-sharing lessee.

12. Neither this Agreement nor any party’s interest in this Agreement shall be assignable to any other person or entity.

13. This Agreement shall be governed by and construed in accordance with the laws of New York (excluding the conflicts of law rules thereof).

14. This Agreement constitutes the entire understanding between XL and Lessee with respect to its subject matter, and there are no representations, warranties, conditions, covenants, or agreements other than as set forth expressly herein. Any changes or modifications to this Agreement must be in writing and signed by authorized representatives of both parties. This Agreement may be executed in counterparts, which shall, singly or in the aggregate, constitute a fully executed and binding Agreement.

15. Any notice, request, or other communication to any party by the other party under this Agreement shall be conveyed in writing and shall be deemed given on the earlier of the date (i) notice is personally delivered with receipt acknowledged, (ii) a facsimile or other electronic notice is transmitted, or (iii) three (3) days after notice is mailed by certified mail, return receipt requested, postage paid, and addressed to the party at the address set forth below. The address of a party to which notices or copies of notice are to be given may be changed from time to time by such party by written notice to the other party.

XL:
X.L. America, Inc.

c/o Richard G. McCarty
Seaview House
70 Seaview Avenue
Stamford, CT 06902

Lessee:
Michael S. McGavick

XL Group plc
XL House
One Bermudiana Road
Hamilton HM 08 Bermuda

16. If any one or more of the provisions of the Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision. To the extent permitted by applicable law, the parties hereby waive any provision of law, which renders any provision of this Agreement prohibited or unenforceable in any respect.

17. Neither XL (nor its affiliates) makes, has made or shall be deemed to make or have made, and XL (for itself and its affiliates) hereby disclaims, any warranty or representation, either express or implied, written or oral, with respect to any Aircraft to be used hereunder or any engine or component thereof including, without limitation, any warranty as to design, compliance with specifications, quality of materials or workmanship, merchantability, fitness or any purpose, use of operation, airworthiness, safety, patent, trademark or copyright infringement or title.

18. Truth in leasing statement under FAR Section 91.23 reproduced in large print as required by regulation:

(a)

XL HEREBY CERTIFIES THAT, BASED UPON THE REPRESENTATIONS OF NETJETS, EACH AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, EXCEPT TO THE EXTENT THE AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD, IN ACCORDANCE WITH THE PROVISIONS OF FAR SECTION 91.409(F)(3) AND PART 135, AND THE AIRCRAFT ARE IN

COMPLIANCE WITH ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER AND WILL CONTINUE TO BE MAINTAINED AND INSPECTED UNDER FAR SECTION 91.409(F)(3) AND PART 135 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(b)

EACH PARTY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS. FURTHER, THE UNDERSIGNED REPRESENTATIVE OF X.L. AMERICA, INC., RICHARD G. MCCARTY, AS GENERAL COUNSEL OF X.L. AMERICA, INC., CERTIFIES THAT X.L. AMERICA, INC. IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(c)

EACH PARTY UNDERSTANDS THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FARS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE, GENERAL AVIATION DISTRICT OFFICE, OR AIR CARRIER DISTRICT OFFICE. EACH PARTY AGREES TO UNDERSTAND AND ABIDE BY THESE REGULATIONS.

          IN WITNESS WHEREOF, XL’s authorized representative and Lessee have affixed their signatures below on the day and year first above written.

XL:
X.L. AMERICA, INC.

/s/ Richard G. McCarty

By: Richard G. McCarty
Title: Senior Vice President, General
Counsel and Secretary

LESSEE:

/s/ Michael S. McGavick

Michael S. McGavick